UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 3, 2016

Midstates Petroleum Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35512	45-3691816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

321 South Boston Avenue, Suite 1000 Tulsa, Oklahoma	74103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (918) 947-8550

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Beginning February 4, 2016, Midstates Petroleum Company, Inc. (the “Company”) borrowed approximately $249.2 million under the Second Amended and Restated Credit Agreement dated as of June 8, 2012, among the Issuers, as borrowers, SunTrust Bank, N.A., as administrative agent, and the lenders and other parties thereto (the “Credit Facility”), which represented the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes.

As of February 9, 2016, following the funding of this borrowing, the aggregate principal amount of borrowings under the Credit Facility were approximately $252.0 million, including approximately $2.8 million of outstanding letters of credit, and the Company’s cash balance was approximately $335.7 million. Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) the alternative base rate (the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate plus 0.5%, or (c) the one-month adjusted LIBOR rate (as defined in the agreement) plus 1.0%), plus an applicable margin that ranges between 1.0% and 2.0%, depending on the Company’s borrowing base utilization, or (ii) the LIBOR rate plus an applicable margin that ranges between 2.0% and 3.0%, depending on the Company's borrowing base utilization.

Item 3.01                                           Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 3, 2016, the Company was notified by the New York Stock Exchange (the “NYSE”) that because the Company’s average global market capitalization over a consecutive 30 trading-day period fell below $15,000,000, pursuant to Section 802.01B of the NYSE’s Listed Company Manual, the NYSE has determined to commence proceedings to delist its common stock. Trading in the Company’s common stock was suspended after market hours on February 3, 2016.

The Company has a right to appeal this determination. The NYSE will apply to the Securities and Exchange Commission (the “SEC”) to delist the common stock upon completion of all applicable procedures, including any appeal by the Company of the decision. The Company does not intend to appeal the determination and, therefore, it is expected the Company’s common stock will be delisted.

Effective February 4, 2016, the common stock of the Company commenced trading on the OTC Pink marketplace under the symbol “MPOY.” The Company can provide no assurance that its common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s common stock on this market, whether the trading volume of the Company’s common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s common stock may be blocked by OTC Markets Group in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: February 9, 2016
	By:	/s/ Scott C. Weatherholt
Scott C. Weatherholt
Vice President - General Counsel & Corporate Secretary